Geewax Terker and Company

                            CODE OF BUSINESS CONDUCT
                                    & ETHICS

                                January 28, 2005

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                            GEEWAX, TERKER & COMPANY
                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

FOREWORD:

Senator Alan Simpson once stated "If you have integrity, nothing else matters. If you do not have integrity, nothing else matters." Let me put this in terms that we can all understand - Ethics are important to our firm.

We are fortunate here at Geewax, Terker and Company to have the opportunity to serve our clients with integrity, honesty, objectivity and competence. This is our fiduciary responsibility. We have done so for over twenty years now, and we will continue to do so for another twenty years. We must never lose touch with the fact that we manage other peoples' money, and that we should and must always put their interests first and avoid even the appearance that we didn't.

As you are aware, the financial services industry has been swept up in a number of ethics violations recently. Accordingly, our business practices have come under greater scrutiny by the SEC and others. I would have preferred to write this manual with as little legalese as possible. However, there are certain mandatory areas that need to be covered in our Code of Ethics, and hence, as this document goes on there will be times where "dotting the I's and crossing the T's" becomes all important. While the following Code of Conduct can provide the general rules, as well as the particular legal requirements, it cannot cover every situation. This is often referred to as the "spirit" of the intended regulation. Ethics essentially comes down to a personal choice or decision. So, to help us all make the right choice, I have outlined the following "Quick Ethics Quiz". To make all the right choices, ask yourself the following five questions:

      1)    Is this legal? Is it fair?
      2)    Would I want other people (especially my family) to know I did it?
      3) How would I feel if I read about my actions in the newspaper or on the internet?
      4)    How would I feel about myself if I do it?
      5)    How would I tell my son or daughter to act in a similar situation?

Remember, if we continue to put the clients' interests first, the rest of this "Code" is easy, and more importantly, the client will continue to be a client.

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INTRODUCTION:

This Code of Business Conduct (the "Code") is applicable to all Partners and full-time employees ("colleagues") of Geewax, Terker and Company. The purpose of this Code is to reinforce and enhance the long-standing commitment of Geewax, Terker and Company ("GT&Co.") to the highest standards of ethical business conduct. Our business depends on GT&Co.'s reputation for integrity and principled business conduct, and this reputation, in turn, depends on the day-to-day actions of every staff member. The Code provides guidance regarding conduct in key areas and supplements GT&Co.'s other internal policies and procedures including Geewax, Terker and Company's Compliance Policies and Procedures Manual, Privacy Policy, and Insider Trading Manual.

Each staff member is responsible for conducting himself in a lawful, honest and ethical manner at all times, and in accordance with all laws, rules and regulations applicable to GT&Co.'s business, including this Code and all other internal policies and procedures adopted by GT&Co..

Each staff member is expected to obtain guidance from our Chief Compliance Officer to answer any questions about the issues addressed in this Code, or concerning any other legal, ethical or compliance issue.

Each staff member is obligated to comply with the provisions of the Code. Violation of the Code will subject you to discipline up to and including termination of employment. Each staff member also has a responsibility to report conduct that you have reason to believe is a violation of applicable law or the Code. Information concerining possible or suspected violations of law or the Code must be reported to the Chief Compliance Officer. No staff member will be subject to retaliation because of a good faith report of suspected improper conduct.

I. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Compliance with both the letter and spirit of the law is fundamental to GT&Co.'s ethical and business principles. In conducting GT&Co.'s business, all staff members must comply with all of the laws, rules and regulations applicable to our business, which include, among others, federal, state and local securities laws in the United States. Although you are not expected to know the details of every law governing our business, you are expected to know the rules, regulations, policies and procedures that apply to your job functions and to seek advice from the Chief Compliance Officer or your supervisor.

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II. CONFLICTS OF INTEREST

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of GT&Co.. A conflict situation can arise when you take actions or have interests that make it difficult for you to perform your work for GT&Co. objectively and effectively. Your obligation to conduct GT&Co.'s business in an ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships, including full disclosure of such conflicts. Potential conflicts of interest must be addressed in a manner consistent with the principles contained in the Code.

III. ENTERTAINMENT, GIFTS AND GRATUITIES

      A.    RECEIPT OF GIFTS AND ENTERTAINMENT

            When you are involved in making business decisions on behalf of GT&Co., your decisions must be based on uncompromised, objective judgment. When interacting with any person who has business dealings with GT&Co. (including vendors, clients, competitors, contractors and consultants), you must conduct such activities in the best interest of GT&Co., using consistent and unbiased standards. You must never accept gifts or other benefits if you business judgment or decisions would be affected.

            You must never request or ask for gifts, entertainment or any other business courtesies from people doing business with GT&Co.. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift.

      B.    OFFERING GIFTS AND ENTERTAINMENT

            The purpose of business entertainment and gifts is to create good will and sound working relationships, not to gain unfair advantage with clients, vendors, or others. When you are providing a gift or entertainment in connection with GT&Co. business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices.

            Many of our clients and vendors likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy.

            What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government without prior written approval from the Chief Compliance Officer.

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            Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

IV.   PROTECTION AND PROPER USE OF GEEWAX, TERKER & COMPANY'S ASSETS

Each staff member has a duty to protect GT&Co.'s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on GT&Co.'s profitability. You should take measures to prevent damage to and theft or misuse of GT&Co.'s property. Any suspected incidents of fraud or theft should be immediately reported to the Chief Compliance Officer for investigation.

When you leave GT&Co., all company property must be returned to GT&Co.. Except as specifically authorized, GT&Co. assets, including company time, equipment, materials, resources and proprietary information must be used for legitimate business purposes only.

      A.    GEEWAX, TERKER AND COMPANY'S BOOKS AND RECORDS
            GT&Co. requires honest and accurate recording and reporting of information in order to make responsible business decisions. You must complete all GT&Co. documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When using business expense accounts, you must document and record all information accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

            When applicable, documents must be properly authorized. You must record GT&Co.'s financial activities in compliance with all applicable laws and accounting practices and GT&Co.'s system of internal controls. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of GT&Co. with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

            Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies to e-mail, internal memos, formal reports and all other business communications.

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      B.    RECORD RETENTION

            In the course of its business, GT&Co. produces and receives large numbers of records. Numerous laws require the retention of certain records for various periods of time. GT&Co. is committed to compliance with applicable laws and regulations relating to the preservation of records. Under no circumstances are GT&Co. records to be destroyed selectively or to be maintained outside company premises or designated storage facilities.

            If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the Chief Compliance Officer. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Chief Compliance Officer as to how to proceed. You must not destroy or alter any such records in your possession or control. Also, you must affirmatively preserve from destruction all relevant records that without interventions would automatically be destroyed or erased (such as emails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice GT&Co.. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Chief Compliance Officer for advice.

V.    CONFIDENTIAL INFORMATION

We may learn, to a greater or lesser degree, facts about GT&Co.'s business, clients, plans, investment opportunities or strategies or other information that is not known to the general public or to competitors. Confidential information and trade secrets may consist of any information that is not known to the general public and that is used in business, which gives a company a potential advantage over competitors that lack it. If you are uncertain as to whether any information is confidential or a trade secret, or the extent to which certain information should be disclosed - even to outside consultants working for GT&Co.
- err on the side of caution and do not disclose such information without first contacting the Chief Compliance Officer for guidance.

During the course of performing your responsibilities, you may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies, which GT&Co. may be under an obligation to maintain as confidential. You must maintain the confidentiality of information entrusted to you by GT&Co. or its customers, except when disclosure is authorized or legally mandated. If you possess or have access to confidential information or trade secrets, you must:

      o     Not use the information for your own benefit.
      o Carefully guard against disclosure of the information to people outside GT&Co., For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

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      o     Not disclose the information to another staff member unless he or she needs the information to carry out business responsibilities.
      o Label particularly sensitive documents as "Confidential - GT&Co. Asset Management Proprietary Information", so that everyone will be made aware of their sensitivity.

While the above list is illustrative, it is not complete. It is the responsibility of each staff member to take whatever practicable steps are appropriate to preserve the confidentiality of confidential information and trade secrets.

Your obligation to treat information as confidential does not end when you leave GT&Co.. Upon the terminations of your employment, you must return everything that belongs to GT&Co., including all documents and other materials containing company and client confidential information. You must not disclose confidential information to a new employer or to others after ceasing to work for GT&Co..

VI.   COMPUTER AND COMMUNICATION RESOURCES

GT&Co.'s computer and communication resources, including computers, voicemail and email, provide substantial benefits, but they also present significant security and liability risks to you and GT&Co.. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. If you have any reason to believe that your password or the security of a GT&Co. computer or communications resources has in any manner been compromised, you must have your password immediately and report the incident to the Chief Compliance Officer.

When you are using GT&Co.'s resources to send email, voicemail or to access Internet services, you are acting as a representative of GT&Co.. Any improper use of these resources may reflect poorly on GT&Co., damage its reputation, and expose you and GT&Co. to legal liability.

To the extent permitted by applicable law, all email, voicemail and personal files stored on GT&Co. computers are GT&Co. property, and GT&Co. retains the right, from time to time and at its sole discretion, to review any files stored or transmitted on its computer and communication resources, including email messages, for compliance with GT&Co. policy.

You should not use GT&Co. resources in a way that may be unlawful or disruptive or offensive to others. At all times when sending email or transmitting any other message on file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your "private" email messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each person having to sort and read through his or her own email.

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Use of computer and communication resources must be consistent with all other
GT&Co. policies, including those relating to harassment, record retention, privacy, copyright, trademark, trade secret and other intellectual property considerations.

VII.  INSIDER TRADING

You are prohibited by GT&Co. policy and the law from buying or selling securities directly or indirectly through your family or others, when in possession of "material nonpublic information". This conduct is known as "insider trading". Passing such information on to someone who may buy or sell securities - known as "tipping" - is also illegal. The prohibition applies to securities of companies we own for our clients or could own for our clients, as well as any mutual funds we sub-advise if you learn material nonpublic information about other companies in the course of your duties for GT&Co.. Violations of insider trading laws may be punishable by fines and/or imprisonment under applicable laws.

Material information is any information that could reasonably be expected to affect the price of a stock. If you are considering buying or selling a stock because of inside information that you posses, you should assume that the information is material. It is also important to keep in mind that if any trade will be viewed after-the-fact with the benefit of hindsight. Consequently, you should always carefully consider how your trades would look from this perspective.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay may be considered appropriate in more complex discussions.

VIII. RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

You may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a company representative or about GT&Co. business unless specifically authorized to do so.

IX.   FAIR DEALING

GT&Co. depends on its reputation for quality, service and integrity. The way we deal with our clients, competitors and vendors determines our reputation, builds long-term trust and ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

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X.    INTERACTING WITH GOVERNMENT

      A.    PROHIBITION ON GIFTS TO GOVERNMENT OFFICIALS AND EMPLOYEES
            The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior approval from the Chief Compliance Officer.

      B.    POLITICAL CONTRIBUTIONS AND ACTIVITIES
            Laws of certain jurisdictions prohibit the use of GT&Co. funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate fund to any political party, candidate or campaign may be made only if permitted under applicable law and approved by the Chief Compliance Officer.

      C.    BRIBERY OF FOREIGN OFFICIALS
            GT&Co. policy, the U.S. Foreign Corrupt Practices Act (the "FCPA") and the laws of many other countries prohibit GT&Co. and its officers, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decision of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

            Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give "anything of value". Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors or other third parties are also prohibited. You may not avoid liability by "turning a blind eye" when circumstances indicate a potential violation of the FCPA.

            The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits "facilitating" payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible "facilitating" payment often involves difficult legal judgments. Therefore, you must obtain permission from the Chief Compliance Officer before making any payment or gift thought to be exempt form the FCPA.

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XI.   IMPLEMENTATION OF THE CODE

      A.    SEEKING GUIDANCE
            This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or the Chief Compliance Officer.

      B.    REPORTING VIOLATIONS
            If you know of or suspect a violation of applicable laws or regulations, the Code, or GT&Co.'s related policies and procedures, you must immediately report that information to your supervisor or the Chief Compliance Officer. NO ONE WILL BE SUBJECT TO RETALIATION BECAUSE OF A GOOD FAITH REPORT OF SUSPECTED MISCONDUCT.

      C.    INVESTIGATIONS OF SUSPECTED VIOLATIONS
            All reported violations will be promptly investigated and treated confidentially to the extent reasonable possible, given the need to conduct an investigation. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and GT&Co.. You are expected to cooperate in internal investigations of suspected misconduct.

      D.    DISCIPLINE FOR VIOLATIONS
            GT&Co. intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, GT&Co personnel who violate this Code and other GT&Co. policies and procedures may be subject to disciplinary action, up to and including discharge.

      E.    A FRAMEWORK FOR APPROACHING QUESTIONS AND PROBLEMS
            Everyone must work to ensure prompt and consistent action against violations of this Code. However, in some situations, it is difficult to know right from wrong. Since it is impossible to anticipate every situation that will arise, it is important to have a way to approach a new question or problem. These are the steps to keep in mind:

            o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
            o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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            o     Clarify your responsibility and role. In most situations,
                  there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
            o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.
            o     Seek help from the Chief Compliance Officer.

NO RIGHTS CREATED

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of GT&Co.'s business. It is not intended to and does not create any rights in any staff member, partner, officer, client, vendor, competitor, shareholder or any other person or entity.

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                                 SIGNATURE PAGE

The Undersigned has read, understands and agrees to abide by the Geewax, Terker & Company Code of Business Conduct and Ethics, and has retained a copy of the said document.



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Date                          Signature

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                            GEEWAX, TERKER & COMPANY
                               CODE OF ETHICS AND
                             INSIDER TRADING POLICY

GENERAL

Geewax, Terker & Company ("Employer"), a registered investment advisor, has adopted this Code of Ethics and Insider Trading Policy Code of Ethics pursuant of to the requirements of Rule 17j-1 under the Investment Company Act of 1940, and the Investment Advisers Act of 1940.

1.    DEFINITIONS

      (a) "Covered Person" means Employer and each partner and employee of Employer with the exception of temporary help or employees whose job function does not involve any part of the investment actions of the firm (e.g. janitors, building maintenance etc.).

      (b) "Covered Account" means the investment account of a Covered Person and the investment account(s) of the spouse, minor children and adults living in the same house as a Covered Person, including a trust in which any such person has a beneficial interest or as to which a Covered Person serves as trustee.

      (c) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (see Appendix), except the following exempt securities -- securities issued by the Government of the United States or by federal agencies and which are direct obligations of the Government of the United States. Bankers acceptances, certificates of deposit, commercial paper and shares of registered open-end investment companies and high quality short-term debit instruments.

      (d)   "Beneficial Ownership" shall have the meaning ascribed thereto under
            Section 16 of the Securities Exchange Act of 1934.

      (e) A security is "being considered for purchase or sale" or is "being purchased or sold" when an analyst or portfolio manager of Employer has decided to purchase or sell the security for a Client Account.

      (f) "Client Account" means the investment account of any person, firm, trust, partnership, foundation, corporation, syndicate, Fund or other entity that is managed by Employer.

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      (g)   "Fund" means an investment company, which is registered under the
            Investment Company Act of 1940, as to which Employer serves as investment advisor or sub-advisor.

2.    CONDUCT OF COVERED PERSONS

      (a) No Covered Person, in connection with the purchase or sale by such Person of a security (or an option for such security) which is also held, or within the most recent 15 days has been held, or which is being considered by Employer for purchase, by a Fund, shall

            i)    Employ any device, scheme, or artifice to defraud such Fund;

            ii) Make to the Fund any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            iii) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

            iv)   Engage in any manipulative practice with respect to the Fund.

      (b) It is the ongoing responsibility of Employer's securities analysts and portfolio managers to prepare and maintain, on a daily basis, a current schedule of securities that are being purchased or sold, or being considered for purchase or sale, for Client Accounts (a "Schedule of Securities"). It shall be the responsibility of John J. Geewax ("Mr. Geewax") or Bruce E. Terker ("Mr. Terker") to maintain such Schedule in Employer's trading room where it shall be available for review by Covered Persons. Except for, transactions in exempt securities as defined in section 1(c) above, it is the obligation of every Covered Person to review the then current Schedule of Securities before engaging in any personal securities transactions, or recommending the purchase or sale of any security to any person having a beneficial interest in a Covered Account.

      (c) No Covered Person shall purchase or sell, directly or indirectly, any security, or right, warrant or option for such security, in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and (i) which to his or her actual knowledge is then being considered for purchase or sale, or is being purchased or sold by Employer for a Client Account or (ii) which is listed on the then current Schedule of Securities.

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      (d)   No Covered Person shall inform any person who has a beneficial interest in a Covered Account of the identity of any security referred to in clause (i) or (ii) of section 2(c) above.

      (e) Only occasional meals/tickets and holiday gifts of a do minimis value from broker dealers doing business with the Fund may be accepted by a Covered Person.

      (f) No Covered Person shall acquire any equity securities in an initial public offering or private placement without the prior approval of Mr. Geewax or Mr. Terker.

      (g) No Covered Person shall serve on the Board of Directors of any publicly traded company without the prior approval of either Mr. Geewax or Mr. Terker.

3.    EXEMPTED TRANSACTIONS

The prohibition of paragraphs (a) and (c) of section 2 above shall not apply to:

      (a) Purchases or sales effected in any Covered Account over which a Covered Person has no direct or indirect influence or control.

      (b) Purchases or sales of securities which are not eligible for purchase or sale by any Client Account.

      (c) Acquisitions or dispositions which are non-volitional on the part of either the Covered Person or a Client Account.

      (d)   Purchases which are part of an automatic dividend reinvestment plan.

      (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

4.    PROCEDURAL MATTERS

      (a)   Mr. Geewax shall:

            (i) Furnish a copy of this Code of Ethics to each Covered Person and obtain from each such Person a written acknowledgment of the receipt thereof.

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            (ii)  Receive and maintain the reports provided for by Section 5 of this Code.

            (iii) Decide whether the facts contained in any report filed hereunder when any such report indicates that a Covered Person engaged in a transaction in a security that within 15 days thereof was held by a Client Account or was to be acquired by such Account.

            (iv)  Maintain the records required by paragraph (f) of Rule 17j-1.

      (b)   Mr. Terker shall:

            (i) Conduct these same procedural matters and review the reporting requirements outlined in section five, subject to Mr. Geewax as a Covered Person.

5.    REPORTING

      (a) Within 10 days after the end of each month, every Covered Person shall provide Mr. Geewax with a report of all transactions for the purchase or sale of securities in a Covered Account, which identifies the broker or dealer that effected the transaction, the securities and the nature of the transaction, the trade and settlement dates and purchase or sale price. Mr. Geewax will review these confirmations to detect violations of the Code of Ethics. Mr. Geewax will be responsible, in his sole discretion, to determine whether a violation of the Code of Ethics has occurred.

            RIDER A

      (b) Within 10 days becoming a Covered Person, the Person shall provide Mr. Geewax with a report identifying:

            (i) The title, number of shares and principal amount of each security in which the Covered Person had any direct or indirect beneficial ownership when the Person became a Covered Person,

            (ii) The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person, and

            (iii) The date that the report is submitted by the Covered Person.

      (c)   Within 30 days of year end, Covered Persons shall:

            (i) Certify annually that they have read and understand the Code of Ethics and recognize that they are subject thereto;

            (ii) Certify annually that they have complied with the requirements of the Code of Ethics: and;

            (iii) Provide a summary report of all transactions for the purchase or sale of securities in a Covered Account executed during the year, including year end positions.

      (d) Within 30 days of year end, Mr. Geewax shall reconcile the year end summary reports of Covered Persons against their respective monthly reports provided throughout the year.

6.    VIOLATIONS

Upon deciding that a violation of this Code of Ethics has occurred, Mr. Geewax shall impose such sanctions as he deems appropriate under the circumstances, including fine, disgorgement of profits, termination or suspension of employment, with or without compensation.

SECTION II. -  POLICY STATEMENT ON INSIDER TRADING

Employer forbids any Covered Person from trading, either personally or on behalf of a Client Account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". Employer's policy applies to every Covered Person and extends to activities within and outside his or her duties for Employer. Every Covered Person must read and retain a copy of this policy statement. Any questions regarding Employer's Policy and procedures should be referred to Mr. Geewax.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      i) Trading by an insider, while in possession of material nonpublic information, or

      ii) Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

      iii) Communicating material nonpublic information to others. The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult Mr. Geewax.

      1.    WHO IS AN INSIDER?

The concept of "insider" is broad. It includes partners and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Employer may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

      2.    WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Covered Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

      3.    WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

      4.    BASIS FOR LIABILITY:

            i)    Fiduciary duty theory

                  In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

                  In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

                  However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of relationship that suggests a quid pro quo.

            ii)   Misappropriation theory

                  Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

      5.    PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

            i)    Civil injunctions

            ii)   Treble damages

            iii)  Disgorgement of profits

            iv)   Jail sentences

            v) Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

            vi) Fines for the employer or other controlling person of up to the greater of $1,000.00 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Employer, including dismissal of the persons involved.

SECTION III. - PROCEDURES TO IMPLEMENT EMPLOYER'S INSIDER TRADING POLICY

The following procedures have been established to aid Covered Persons to avoid insider trading and to aid Employer in preventing, detecting and imposing sanctions against insider trading. Every Covered Person of Employer must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Mr. Geewax.

1.    Identifying Inside Information

Before trading for yourself or others, including Client Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

      i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

      ii) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

      i)    Report the matter immediately to Mr. Geewax.

      ii) Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

      iii) Do not communicate the information inside or outside Employer, other than to Mr. Geewax.

      iv) After Mr. Geewax has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

                                   ADDENDUM TO
                                 CODE OF ETHICS
                                       AND
                             INSIDER TRADING POLICY

The following is an addendum to our Code of Ethics that was implemented. It is meant to add further restrictions on employee trading, consistent with industry practices.

I. Securities transactions of Covered Persons (does not include open end mutual funds)

      a. Blackout period of trading: a Covered Person is prohibited from trading in a security within seven days of a Client Account trading in the same securities.

      b. Short term profits: any short-term profits (defined as realized profits within 60 days) have to be forfeited to a charity of the Covered Person's own choosing.

      c. Trade notices: Covered Person's must get a written authorization from the Employer's compliance officer before prior executing a trade. Furthermore, the compliance officer should receive duplicate confirms for any security transaction.

      d. Security for asset listing: at the end of each calendar year, each Covered Person shall give to the Employer's compliance officer a report, dated as of a date no more then 30 days before the report is submitted, of the title, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom the Covered Person maintains an account in which securities are held for the Covered Person.

II.   Initial Public Offerings

      Even though we do not invest in initial public offerings (IPO's) for our clients, it is preferable that we maintain a restriction against any employee participating in an IPO as there is a potential for preferential treatment from a broker if any employee participates in an IPO.

The Undersigned has read and accepted the addendum to the Geewax, Terker & Company Code of Ethics and Insider Trading Policy and has retained a copy of the said document.

-------------                 -------------------------------------------------
Date                          Signature

                                    APPENDIX

"Security, means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas , or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                                 SIGNATURE PAGE

The Undersigned has read, understands and agrees to abide by the Geewax, Terker & Company Code of Ethics and Insider Trading Policy, and The Addendum to the Code of Ethics and Insider Trading Policy, and has retained a copy of the said document.





----------------           ----------------------------------------------------
Date                          Signature

                            GEEWAX, TERKER & COMPANY
                          PERSONAL TRANSACTIONS POLICY
                            Extended to All Accounts
                         (not just managed Mutual Funds)

GENERAL

Rule 204a-1, as enacted on July 2, 2004, requires us to implement as part of our Code of Ethics, a set of standards of conduct expected of our personnel and to address conflicts that arise from personal trading by our employees. In simplistic terms, this has been mainly covered under our Code of Ethics that we have used under the Investment Company Act (i.e. - Mutual Funds). Those Code of Ethics remain. We use this memo to build on that, and keep in compliance with the new law and amendments to the old laws.

1.    WHO IS COVERED?

In our Insider Trading Manual/Code of Ethics, we refer to all of us as "Covered Persons". Now we are also "Covered Persons" and "Supervised Persons" AND "Access Persons", the latter being the terms used for Rule 204a-1. The only persons not subject to this code are any temporary help, outside maintenance people, inside maintenance and building people, and others that are specifically mentioned by the Chief Compliance Officer. These "Persons", as per our original Insider Trading Manual, include family members. The reason that everyone is "Covered" is that we want to have the highest level of confidence portrayed to others in our commitment to avoid conflicts of interest with our clients.

2.    COVERED SECURITY.

Under the law, "covered security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "covered security" is very broad and includes items you might not ordinarily think of as "securities", such as:

            o     Options on securities, on indexes, and on currencies;
            o     All kinds of limited partnerships;
            o     Foreign unit trusts and foreign mutual funds; and
            o     Private investment funds, hedge funds, and investment clubs.

      "Covered security" does not include:

            o Direct obligations of the U.S. government (e.g., treasury securities);
            o Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
            o     Shares issued by money market funds.

            o Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable); and
            o Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

Please note, our own Mutual Funds are "covered securities" under the new law.

3.  PERSONAL SECURITIES TRANSACTIONS.

All of our access persons, (just about everyone at the firm), must comply with our firm's policies and procedures regarding personal transactions. Our policies include the following:

      1) All transactions require a pre-clearance from either John Geewax or Bruce Terker before being made. We encourage all "access persons" to purchase only our own mutual funds, (to align our interests with our clients), or other diversified mutual funds or ETF's. We strongly discourage individual company stock purchases/sells.

      a) IPO's - we strongly discourage purchase of IPO's as part of our pre-clearance analysis.

      b) Private Offerings - Our pre-clearance approval will take into account whether the investment opportunity should be saved for our clients (hardly an issue given our style) and whether the opportunity is being offered to an individual by virtue of his/her position with the firm.

      c) Short Term Trading - Short Term Trading (30 days or less) is prohibited if they are securities that we own or could own during this period.

      d) Blackout Period - No transaction will be pre-cleared if it occurs within 15 days of the security being traded in our clients' accounts.

4.    REPORTING REQUIREMENTS.

      1) Within 10 days of becoming an access person, an initial holding report of covered/reportable securities must be submitted - and then at the end of each calendar year.

      2) The holdings report should include the name of the security and its ticker or CUSIP, kind of security, number of shares, and principal amount (if available and applicable). This is for any account the access person has any direct or indirect beneficial interest in. The holdings report should also list the brokerage account where the access person maintains an account. Finally, the report should be dated as of the date it is submitted. All data must be current as of 45 days within the time period the report is submitted.

      3) Quarterly Transaction Reports - No later than 30 days after the end of the quarter, all transactions must be reported. The report should include the date of the transaction, the CUISIP or ticker symbol, the number of shares, principal transacted, the price executed at, the interest rate and maturity date (if applicable), the nature of the transaction (buy/sell), the name of the executing party (e.g., broker), and the date the report is submitted.

      4) On a quarterly basis, any account opened during the quarter must be reported even if no transactions were affected during the quarter. Information required to be reported includes the name of the broker dealer or bank where the account is established, the date established, and the date the report is submitted.

5.    EXEMPT REPORTING REQUIREMENTS.

The following are exempt from reporting:

      1) Any report with respect to securities held in accounts where the access person has no direct or indirect influence or control.

      2) A transaction report with respect to transactions effected pursuant to an automatic investment plan.

      3) A transaction report if the report would duplicate information contained in trade confirms or account statements that the firm holds in its records - as long as all statements are received no later than 30 days following the end of each quarter.

6.    PRE-CLEARANCE EXEMPTIONS.

The following are exempt from pre-clearance:

      1) Purchases or sells over which an access person has no direct or indirect influence or control.

      2)    Purchases or sells pursuant to an automatic investment plan.

      3) Purchases effected upon exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers and sales of such rights so acquired.

      4) Acquisition of securities through stock dividends, dividend re-investment, stock splits, reverse stock splits, mergers, consolidations, spin offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class securities.

      5) Closed-end mutual funds and ETF's (that are based on broad based indicies). AS OF 12/05/2006, THESE ARE ALSO SUBJECT TO PRE-CLEARANCE (SEE ATTACHED MEMO DATED DECEMBER 5, 2005).

      6) Open end investment company shares other than shares of investment companies advised by the firm.

      7)    Unit investment trusts.

      8)    Futures and options on currencies or on a broad based index.

      9)    Debt securities, as we are an equity only advisor.

All "Access Person" trades will be monitored periodically for compliance with these policies. Particular attention will be paid to the actual securities held and the pattern of any trading activity.

7.  RECORDS KEPT.

All records pertaining to the new rules will be kept for a period of five years in our files for easy review and for any regulatory review. The records will include, but not be limited to:

      1)    All codes that have been in effect over the last five years.

      2) Record of any violation that occurred and any action taken. The five year period will be for five years after the end of a fiscal year.

      3) Record of all acknowledgement and receipts of the code. These records will be kept for up to five years after an individual ceases to be an "Access Person/Supervised Person" of the firm.

8.    REPORTING VIOLATIONS.

All "Supervised/Access Persons" must report any violations immediately to the Chief Compliance Officer, John Geewax, or Bruce Terker.

                                 SIGNATURE PAGE

The Undersigned has read, understands and agrees to abide by the Geewax, Terker & Company Personal Transactions Policy, and has retained a copy of the said document.

---------------           -----------------------------------------------------
Date                          Signature

MEMO: DECEMBER 5, 2005

To:   Bruce E. Terker
      Caryn Buck
      Joepaul Puthenangadi
      Naveen Kallu
      Cheri Spottiswoode
      Judy Barrett
      Alysia Cole
      Kelly Parker
      Scott Shellhamer
      Keith Duzenski
      Jennifer Creech
      Kathy Kreamer
      Leslie Argento

From: John J. Geewax



RE: Monthly Reporting - ETF's, etc.

Hello Everyone,

As part of our monthly reporting, please make certain that ETF's (exchange traded funds) and closed end mutual funds are treated just like stocks - they must be reported on a monthly basis, and are subject to pre-clearance by the Chief Compliance Officer, John J. Geewax; or Bruce E. Terker in his absence.

Thank you,

John J. Geewax
Partner/Chief Compliance Officer